Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Stock Plan, 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan of AcelRx Pharmaceuticals, Inc. of our report dated June 30, 2010, except for the last paragraph of Note 1, as to which the date is January 28, 2011, with respect to the financial statements of AcelRx Pharmaceuticals, Inc. included in the Registration Statement (Form S-1 No. 333-170594) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

February 22, 2011